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                         PRUCO LIFE INSURANCE COMPANY
                     [2999 NORTH 44/TH/ STREET, SUITE 250
                            PHOENIX, ARIZONA 85014]

                            AMENDATORY ENDORSEMENT

This Amendatory Endorsement is made a part of your Annuity and is effective upon the date the ownership of the Annuity is transferred to the designated beneficiary of the Annuity as a death distribution in accordance with Internal Revenue Code Section 72(s). If the terms of this Amendatory Endorsement conflict with the Annuity (including any schedules, endorsements, riders or amendments that are made part of your Annuity) the provisions of this Amendatory Endorsement control.

This Amendatory Endorsement revokes any Individual Retirement Annuity Endorsement, Roth Individual Retirement Annuity Endorsement, 403(b) Annuity Endorsement or any other endorsement related to the tax qualification status that was made part of your Annuity.

                         PRUCO LIFE INSURANCE COMPANY

                             /s/ Joseph D. Emanuel

                                   SECRETARY

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